EXHIBIT 99.1

Symyx Technologies, Inc. Closes Acquisition of MDL Information Systems

SANTA CLARA, CA–October 2, 2007–Symyx Technologies, Inc. (Nasdaq: SMMX) announced today it has closed the acquisition of certain software and content products of MDL Information Systems for $123 million in cash, subject to working capital and other adjustments, from Elsevier Inc.

“We are very pleased to have closed the MDL acquisition.  This acquisition transforms Symyx Software into a leading provider of R&D informatics offerings for the life sciences and chemicals industries,” said Isy Goldwasser, Symyx chief executive officer. “The transaction further strengthens Symyx’s ability to offer integrated R&D informatics, automation and workflow solutions to scientists and lab professionals, including our complementary Symyx Tools and Research Services.   The acquisition also affirms our commitment to, and accelerates our efforts to implement, higher transaction operating capabilities while extending our international reach through our combined 50-person field force across an installed base of 50,000 users. We will work hard to successfully integrate our operations and to realize what we believe will be significant synergies.”

Symyx funded the $123 million purchase price from its available cash. The final purchase price remains subject to a working capital and other adjustments. Symyx expects to incur significant restructuring and one-time acquisition costs in Q4 2007.

Symyx has put in place a $25 million back-up line of credit to support working capital requirements as well as future growth initiatives.

Symyx expects to provide guidance for the fourth quarter and full year 2007, historical financial information for MDL and guidance for 2008 at its third quarter earnings call scheduled for Wednesday, October 24, 2007.

About Symyx
Symyx Technologies, Inc. is an R&D execution partner to the life sciences, chemicals, energy, consumer products and electronics industries.  Symyx provides electronic lab notebook and scientific decision-support software, automated lab systems (workflows) and collaborative research services to improve R&D productivity. Information about Symyx, including reports and other information filed by Symyx with the Securities and Exchange Commission, is available at www.symyx.com.

The statements contained in this release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding successful integration efforts and the achievement of synergies from the acquisition. These forward-looking statements involve risks, uncertainties and assumptions, including: (1) failure to execute under existing contracts in order to recognize committed revenue as planned; (2) inaccurate assessment of demand for Symyx’s offerings or failure to close new contracts with customers as forecasted; (3)  risks inherent in integrating and operating our combined software operations post-close, (4) risks associated with restructuring activities, (5)  risks inherent in organization and leadership changes, and (6)  other risks we describe in our filings with the Securities and Exchange Commission (including but not limited to Symyx’s quarterly report on Form 10-Q for the quarter ended June 30, 2007). If any of these risks or uncertainties materialize or any of the assumptions prove incorrect, Symyx’s results could differ materially and adversely from Symyx’s expectations in these statements.  Symyx assumes no obligation, and does not intend, to update these forward-looking statements except as the law may require.

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For more information:
Teresa J. Thuruthiyil
Vice President, Investor and Public Relations
Symyx Technologies, Inc.:
(408) 773-4075
ir@symyx.com